                                                                   EXHIBIT 10.10




                                                                    CONFIDENTIAL

                           WOOD PULP SUPPLY AGREEMENT


                                  May 1, 1996

     The parties to this Wood Pulp Supply Agreement (the "Agreement") are GEORGIA-PACIFIC CORPORATION, a Georgia corporation ("Seller"), with a principal address of 133 Peachtree Street, N.E., Atlanta, Georgia 30303, and INBRAND CORPORATION, a Georgia corporation ("Buyer"), with a principal address of 1169 Canton Road, Marietta, Georgia 30066.

     Seller desires to sell to Buyer and Buyer desires to purchase from Seller fluff pulp ("Pulp") for Buyer's business upon the terms and conditions hereinafter set forth. The parties intend to enter into a long-term agreement for the sale and purchase of Pulp, on a firm "take or pay" basis, with dependable pricing.

     Now, therefore, for and in consideration of $10.00 and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Buyer and Seller hereby agree as follows:

     1.       Term

              a. The term of this Agreement shall be from May 1, 1996 to and including January 31, 2003; provided, however, that this Agreement shall be extended in accordance with and to the extent provided in Exhibit A hereto with regard to Option Tonnage, if Option 2 thereof is elected by Buyer. Except where otherwise provided, the monthly and quarterly periods applicable to this Agreement shall be in accordance with Seller's fiscal periods.

              b. For purposes of this Agreement, the "year of the Agreement" shall mean the period of May 1, 1996 to January 31, 1997 (also referred to as "first year of the Agreement"), and each subsequent February 1 to January 31 period, the last of such periods being the period of February 1, 2002 to January 31, 2003.

     2.       Purchase and Sale Commitment

     Subject to the terms and conditions stated herein, Buyer shall take or pay for [confidential] Air Dried Metric Tons (each such Ton, an "ADMT") of Pulp per month ("Basic Tonnage") at the price specified in Section 4 of this Agreement ("Base Price") and

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                                                                    CONFIDENTIAL


as adjusted in accordance with Section 5. Buyer shall also purchase additional Pulp under the terms and conditions in Exhibit A, which is incorporated herein by this reference ("Additional Tonnage"), and Option Tonnage on the terms set forth therein.

        3.    Specifications

     The Pulp to be sold and purchased hereunder shall be of prime quality and shall conform to the typical specifications as and to the extent set out in Exhibit B attached hereto and made a part of this Agreement. SELLER MAKES NO FURTHER WARRANTY OF ANY KIND, EXPRESS OR IMPLIED. SPECIFICALLY EXCLUDED ARE THE IMPLIED WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE AND THE IMPLIED WARRANTY OF MERCHANTABILITY.

        4.    Base Price

              a. The Base Price for all Pulp (excluding the Additional Pulp Tons described in Exhibit A, Item # 1, but including the Option Tonnage described in Exhibit A, Item # 2), shall be $[confidential]/ADMT for untreated Pulp - and for the [confidential], location only, $[confidential]/ADMT ($[confidential] + $[confidential] upcharge) for treated Pulp - through [confidential], plus the appropriate Distribution Cost Adjustment for shipment to the following locations ("Distribution Cost Adjustment"):

     [confidential] (Port of [confidential]) + $[confidential]/ADMT
     [confidential] (Port of [confidential]) + $[confidential]/ADMT
     [confidential]                          + $[confidential]/ADMT
     [confidential]                          + $[confidential]/ADMT
     [confidential]                          + $[confidential]/ADMT
     [confidential]                          + $[confidential]/ADMT

       b. During the period from [confidential] through [confidential] only, Buyer, at its option, shall be entitled to one of the following distribution cost reductions (based on the estimated Buyer's purchases from Seller of [confidential] ADMT of Pulp per month):

           (1) Seller's Waiver of the Distribution Cost Adjustment for all locations in [confidential] on the first [confidential] ADMT of Basic (and Optional, if any) Tonnage; or


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                                                                    CONFIDENTIAL




           (2) Seller's Reduction of the Invoice Price (which includes the Base Price plus the Distribution Cost Adjustment) to all locations in an amount of $[confidential]/month for Basic (and Optional, if any) Tonnage;

provided that regardless of which option above is selected, the invoice price for any amount of Basic Tonnage for [confidential] locations shall not be less than $[confidential]/ADMT during the first year of the Agreement.

     5.       Price Adjustments

              a. The Base Price established in paragraph 4 above, shall be subject to an annual adjustment beginning [confidential] and each [confidential] thereafter during the term of this Agreement, as provided in Section 5(h). The base year cost components to be used to calculate the annual adjustment are established for the first year of the Agreement as follows:


              Wood Cost Component          $[confidential]
              Other Costs Component        $[confidential]
              Depreciation Cost Component  $[confidential]
              Distribution Cost Adjustment (as set out in
              paragraph 4 above)

              b. The Wood Cost Component shall be adjusted annually based on the actual average monthly wood cost changes experienced at Seller's [confidential], facility in the period [confidential] through [confidential] for the adjustment of Base Price to take place on [confidential], and in the preceding calendar year ([confidential] through [confidential]) for the adjustment of Base Price on [confidential] of each subsequent year during the term of this Agreement.

              c. The Depreciation Cost Component shall remain constant throughout the duration of the Agreement.

              d. The Other Costs Component shall be adjusted annually based on the average monthly percentage change in the Producer Price Index, as published in Economic Indicators (Prices; Intermediate Materials; Other) by the Council of Economic Advisors to the Joint Economic Committee of the U. S. House of Representatives, for the preceding eleven months ([confidential] through [confidential]) in [confidential] for the adjustment of


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

                                                                    CONFIDENTIAL


Base Price to take place on [confidential] and for the preceding calendar year ([confidential] through [confidential]) for the adjustment of Base Price on [confidential] of each subsequent year during the term of this Agreement.

            e. The [confidential] Wood Cost Component set forth in paragraph "a" of this Section for the first year of the Agreement is derived from the year-end [confidential] profit & loss statement ("P&L") of Seller's [confidential] mill, a copy of which was provided to Buyer by Seller, using the component "Wood" in Direct Costs. The Wood Costs Component for each subsequent year of the Agreement shall be derived in the same manner from the year-end P&L for the calendar year immediately preceding such year of the Agreement. Buyer shall have the right to review, and Seller agrees to provide to Buyer, a copy of the year-end P&L to verify the "Wood" amount used in calculating the Adjusted Base Pulp Price for any year of the Agreement, upon 14-day prior written notice to the Seller.

            f. The Distribution Cost Adjustment shall be adjusted annually to reflect the actual average quarterly export and ocean freight costs incurred by the [confidential] mill to the port locations in question during the calendar year preceding the year of the Agreement. Buyer shall have the right to review, and Seller agrees to provide to Buyer, documents supporting the annual adjustment, upon 30-day prior written notice to the Seller.

            g. Commencing with the second year of the Agreement, a cost deflator adjustment shall be made in each year of the Agreement equal to minus [confidential] (minus [confidential] percent) annually.

            h. Formula for Adjusted Base Pulp Price: The Base Price in Section 4 shall be adjusted at the beginning of the second year of the Agreement and of each subsequent year of the Agreement in the following manner:

         An amount equal to the sum of

                  i. the difference between the Wood Cost Component for the year of the Agreement in question and the Wood Cost Component for the previous year of the Agreement; and


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

                                                                    CONFIDENTIAL



                  ii. the Other Costs Component from the previous year of the Agreement multiplied by the applicable Producer Price Index, defined in paragraph 5.d. of this Section from the previous year of the Agreement, shall be added to the Base Price for the previous year of the Agreement and such aggregate amount shall be multiplied by [confidential] plus the cost deflator to arrive at the Adjusted Base Pulp Price for the year of the Agreement in question.

            i. The Adjusted Pulp Price shall become the Base Price for the year of the Agreement in question and it shall be readjusted in accordance with the aforesaid formula for all subsequent years of the Agreement.

            j. Attached hereto and incorporated herein is Exhibit C that illustrates the operation of the pricing scheme. Exhibit C is incorporated for purposes of reference and illustration only. In the event of any conflict between Exhibit C and the other terms of this Agreement, the terms of this Agreement shall control.

            k. Absent manifest error, Seller's determination of the price adjustments in Section 5 shall be conclusive and binding on the parties.

     6.     Payment Terms

            a. The terms of payment are [confidential]. These credit terms shall apply during the term of the Agreement; however, Seller retains the right to cancel these terms and demand terms less favorable to the Buyer, including but no less favorable than "cash in advance," if at any time during the term of this Agreement Seller determines that a material adverse change in Buyer's financial position has occurred. Seller shall have the right to continue demanding such less favorable terms until Buyer posts an acceptable bond securing full payment in favor of Seller, or until the material adverse change condition has been eliminated for a period of two consecutive fiscal quarters of Buyer. In addition, all past due payments must be corrected by Buyer within thirty (30) days of written notification from Seller, and if at any time during the term of this Agreement Buyer fails to make the required correction Seller may require Buyer to pay cash in advance for all future shipments until all past due balances are eliminated. Seller may declare the Buyer to be in breach of this Agreement if Buyer


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

                                                                    CONFIDENTIAL



rejects any such revised payment terms advised to Buyer by Seller as a result of the material adverse change or if Buyer fails to correct a past due payment within the time period set forth in this Section 6.a.

            b. "A material adverse change," for purposes of this provision, shall be deemed to have occurred if one or more of the following events occur and continue for a period of two consecutive fiscal quarters of Buyer:

                   i. Buyer's cash flow before working capital changes annualized over the most recent four fiscal quarters of Buyer is less than current portion of long term debt;

                  ii. Buyer's cash flow from operations annualized over the most recent four fiscal quarters of Buyer is negative;

                  iii. Times interest earned is less than 1.5. "Times interest earned" is defined for purposes of this provision as net income before extraordinary items, interest and taxes divided by interest charges annualized over the most recent four fiscal quarters of Buyer.

       c. Buyer shall provide to Seller current financial information on an ongoing basis in order to provide Seller with access to the information necessary to make the determination of material adverse change, if any, for purposes of this Section. Buyer agrees to provide to Seller 10-Q and 10-K forms upon 14-day prior written notice to Buyer.

       7.     Confidentiality

              a. Each party shall consider all information furnished by the other party hereto which is designated as "confidential" to be confidential and shall not disclose any such information to any other person, unless required by law or to its professional advisors bound by a duty of confidentiality, or use such information itself for any purpose other than performance of this Agreement, unless it first obtains written permission from the party whose confidential information is to be disclosed. Neither party shall advertise or publicize any information relating to the Agreement, unless required by law, without the other party's prior written consent. Seller and Buyer agree that the existence of the Agreement itself and all terms thereof are confidential, and that


                                          6



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                                                                    CONFIDENTIAL




they shall not be disclosed to third parties, except to professional advisors, who are bound by a duty of confidentiality, or where limited disclosure is dictated by normal business needs; provided, however, that Seller and Buyer agree that the prices, price adjustment formulae, terms of sale and Seller's costs stated in this Agreement as well as any confidential information provided by Seller to Buyer in the course of negotiation and implementation of this Agreement (including, but not limited to, Seller's P&Ls) are per se "confidential information" within the purview of paragraph 7 of this Agreement and that their disclosure by the disclosing party requires written consent of the other party under all circumstances. A party may disclose confidential information of the other party to a third party only after such third party entered into a confidential disclosure agreement that was reviewed and approved by the party whose confidential information is to be disclosed.

            b. The restrictions and obligations of nondisclosure and non-use shall apply to confidential information in accordance with this Section 7 except as to confidential information which (i) is in the public domain at the time of disclosure by the disclosing party hereunder or which later enters the public domain through no fault of the party receiving the information; (ii) is in the possession of the recipient at the time of disclosure other than by virtue of a breach of any person's confidentiality obligations; (iii) becomes available to the recipient from a third party who is under no obligation to the party disclosing the information; (iv) is independently developed by representatives of recipient who did not have access to confidential information provided pursuant to this Agreement; (v) a party is obligated to produce under order of a court of competent jurisdiction, in which case the party under such order shall give written notice of the same to the other party at least fifteen (15) days prior to the date of compliance with such order (unless that party has less than fifteen (15) days notice itself, in which case said party shall give the other party as much notice as is practicable under the circumstances); provided, however, that when a party has notice of the pendency of any action which may result in a court order to produce such Confidential Information, said party agrees to notify the other party of the facts pertaining to any such action as soon as practicable under the circumstances in order to give the other party an opportunity to protect its interests; or (vi) a party is obligated to disclose or report to the U.S. Securities Exchange Commission or any other U.S. or foreign government agency acting in its regulatory capacity;


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

                                                                    CONFIDENTIAL


provided that the party disclosing confidential information will use its best endeavors to obtain assurances from the relevant agency that the agency will, except to the extent required by law, maintain absolute secrecy and confidentiality of any confidential information disclosed in accordance with this Section 7 and that the party disclosing confidential information will provide the other party with an opportunity to review and comment on the manner in which the confidential information shall be redacted for purposes of placement on public file of the agency in question for purposes of non-confidential disclosure to third parties that are not entitled to the access to the confidential information under the rules of the government agency pertaining to handling of confidential information submitted to such an agency.

            c. The obligations of confidentiality set forth in this Section 7 shall continue (a) for trade secrets of Seller, as defined by the Georgia Trade Secrets Act of 1990, as it may be amended from time to time, for so long as such confidential information remains trade secrets of Seller, and (b) for other confidential information, for five (5) years after the expiration of this Agreement or any renewal hereof or the expiration of any agreement to which the parties agree in writing and which replaces this Agreement.

     8.       Assignments

              a. Neither party may assign this Agreement without the written consent of the other party; provided, however, that such consent shall not be unreasonably withheld; provided further, that either party may grant a security interest in or assign as security its rights under this Agreement to any lender to such party. Subject to the foregoing, this Agreement shall inure to the benefit of the parties and their permitted successors and assigns hereunder.

            b. Each party agrees that, in the event of any merger, consolidation, any sale of its shares, any sale of all or substantially all of its assets, or any lease or other transaction having an effect similar to any of the foregoing involving such party (the "Affected Party"), (i) the Affected Party shall ensure that the successor entity, purchaser, lessee or other such acquiring entity, as the case may be (the "Successor Entity") shall assume this Agreement in the place of the Affected Party; (ii) the obligations of such Affected Party under this Agreement shall be assumed and performed by such Successor Entity in accordance with

                                                                    CONFIDENTIAL




the terms hereof; and (iii) the Affected Entity and the Successor Entity shall (and the Affected Entity shall ensure that the Successor Entity shall) execute and deliver such agreements and documentation as may be reasonably requested by the other party hereto to effectuate the terms of this Section 8(b), including without limitation any amendment or supplement to this Agreement.

            c. Without prejudice to any other rights of termination provided hereunder or by law, either party may terminate this Agreement if the other party hereto breaches any of its obligations under this Section 8. In such event, the non-breaching party shall have available to it all rights and remedies available under this Agreement and applicable law, including without limitation the right to obtain damages from the breaching party in accordance with Section 9 hereof.

     9.       Liquidated Damages

              a. It is expressly agreed that if either of the parties to this Agreement fails to comply with any of its obligations under Sections 2, 3, 4, 5 or 6 or under Exhibit A of this Agreement for any month during the term of this Agreement, except as permitted in Sections 10 and 11), that party shall be in material breach of this whole Agreement. In that event, the parties further agree (i) that the injury caused by this material breach will be difficult or impossible to estimate accurately, (ii) that the breaching party will therefore be liable to the non-breaching party for liquidated damages under the formulae and principles set forth below this Section 9, (iii) that this Section 9 is intended to provide solely for liquidated damages and not a penalty, and (iv) that these agreed to liquidated damages constitute a reasonable pre-estimate of the probable loss to the nonbreaching party for any such material breach of the Agreement.

            b. It is expressly agreed that if either of the parties to this Agreement fails to comply with any of its obligations under Sections 2, 3, 4, 5 or 6 or under Exhibit A of this Agreement the following provisions shall be employed to calculate the damages payable to the other party as liquidated damages for the remainder of the term of this Agreement and that such liquidated damages shall be calculated for every remaining quarter of this Agreement and payment of such liquidated damages made within twenty-one (21) days from the last day of each quarter, with no offset to Seller's payment for any previous quarter in which the residual value was negative if Seller is the breaching


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

                                                                    CONFIDENTIAL




party and with no offset to Buyer's payment for any previous quarter in which the residual value was positive if Buyer is the breaching party:

            Option I. The residual quarterly contract basis as defined below shall be calculated at the end of each quarter of the remaining term of the Agreement. If the residual quarterly contract basis is positive, then, if Seller is the breaching party, Seller shall pay Buyer the residual quarterly contract basis. If the residual quarterly contract basis is negative, then, if Buyer is the breaching party, Buyer shall pay Seller the residual quarterly contract basis.

            The residual quarterly contract basis is determined by subtracting the then prevailing Base Price from the average of the published RISI and Pulp & Paper Week Fluff Pulp price for the quarter, multiplied by the quarterly contract tonnage.

            The residual quarterly contract basis shall be calculated and paid by the breaching party for each successive quarter during the remaining term of the Agreement.

            Option II. Upon mutual agreement of the parties, the Agreement may be terminated at any time after an initial breach or default occurs, on and subject to payment of a settlement amount under the Agreement, which shall be a single lump sum payment mutually agreed to by the parties. If a mutual settlement agreement is not reached within 30 days of the notice of breach from one party to the other, then the amount calculated under Option I shall be paid by the party obligated to pay under Option I.

                  c. Attached hereto and incorporated herein is Exhibit D that illustrates the operation of the liquidated damages scheme. Exhibit D is incorporated for purposes of reference and illustration only. In the event of any conflict between Exhibit D


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                                                                    CONFIDENTIAL




and the other terms of this Agreement, the terms of this Agreement shall control.

            d. Liquidated damages shall only apply to, and shall be calculated only on the basis of, the Basic Tonnage and the Option Tonnage, if the latter is exercised.

            e. The breaching party shall not be entitled to receive liquidated damages.

     10.    Reliefs (Force Majeure; Governmental or Judicial Action)

            a. The following shall be considered as cases of relief, granting the Buyer or the Seller (i) the right to terminate the contract without liability if they intervene after the effective date of the Agreement (or when they have occurred before the effective date, if their effects were not clearly foreseeable before that date) and they permanently prevent, hinder or delay the Buyer's acceptance of the Pulp or its production of the goods for which the Pulp is destined or the Seller's sale, production or delivery by agreed means of goods (ii) or the right to suspend performance under the Agreement without liability in accordance with Sections 10(d) and 10(e) thereunder if the said prevention, hindrance or delay is temporary - viz.: war; war risk; insurrection; blockade; requisition; embargo; calling up of personnel for military service; export or import prohibitions or restrictions; restrictions in the use of power; labor conflicts; water shortage; fire; flood; storm; obstruction of railways; obstruction of navigation by ice at port of shipment; loss or detention at sea; non delivery, fault or delayed delivery by the Seller's suppliers of raw material and other commodities for the production; any event of force majeure howsoever defined in any supply contract with respect to any direct or indirect inputs for production of Pulp under which Seller is a buyer; and any other circumstances beyond the control of parties.

            b. The following shall also be considered as cases of relief with the consequences provided in this Section 10 if they arise and have the effect specified in Sections 10(a)(i) or (ii) above after the effective date of the
Agreement: regulation, ruling, judgment, order, injunction, decree (including a consent decree), failure to grant a permit or withdrawal of a permit, or any other action by a federal, national, state, provincial, or



                                          11

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                                                                    CONFIDENTIAL




local government or court, in or outside the United States, that renders for Buyer production or sales of personal absorbent products, or for Seller's production or sales of Pulp in or from the [confidential] facility, uneconomical and/or impracticable. For purposes of this Agreement, "personal absorbent products" shall mean infant diapers, feminine hygiene products and adult incontinence products.

            c. The Buyer or the Seller, as the case may be, may terminate, or suspend performance under, this Agreement on the grounds of relief upon written notice to the other such party, stating the reasons therefor, as provided in
Section 10(e) below, neither party being responsible to the other party for any damages resulting from such termination or suspension.

            d. In the event of suspension of performance under this Section 10, shipment shall be resumed as soon as practicable for the full quantity called for under the Agreement. The shipments omitted during the period of suspension may be canceled without liability by either party, and subsequent shipments shall be resumed thereafter according to the Agreement. During the period of suspension, Buyer may purchase replacement Pulp from other suppliers, and Seller may sell Pulp designated for shipment to Buyer to other customers, without liability until the condition preventing performance is removed.

            e. The party wishing to claim relief by reason of any of the said circumstances shall notify the other party in writing, by facsimile without delay on the occurrence of the intervention and on the cessation thereof and, as soon as practicable, notify the other party to what extent the claim will necessitate a suspension.

     11.      Reliefs (Technical Obsolescence)

     Buyer shall have the option to terminate the Agreement - and in the case of such election the parties will be excused from performance under the terms of the Agreement without liability - if one or more major competitors of the Buyer implement a product design change (and market products incorporating such a change) that will render use of fluff pulp as a major component of Buyer's product non-economic and/or impracticable from performance or cost standpoint. This provision shall not apply in the event of Buyer's own election to make a design change resulting in the elimination or reduction of use of fluff pulp in Buyer's products which results

                                                                    CONFIDENTIAL


in non-performance under the Agreement and which is not directly linked to a threat from competitors that have implemented such a design change. Furthermore, Buyer shall be relieved of the obligation to purchase the full amount of Basic (and Optional, if any) Tonnage if a third, unrelated party offers to sell to Buyer, and Buyer purchases (or obtains a license to use or otherwise acquires the right to use) from that third party, on an exclusive basis within the personal absorbent products industry, a technology that renders Buyer's full use of Basic (and Optional, if any) Tonnage uneconomical and/or impracticable; provided, however, that Buyer's obligation to purchase Pulp under this Agreement shall continue to the extent Buyer has continuing requirements to purchase Pulp.

     12.      Verification of Reliefs

     The party claiming relief under Section 10 or Section 11 shall provide to the other party ail information reasonably requested by the other party to verify assertions of the case or cases of relief within a reasonable time of such request.

     13.      [confidential]

              a. During the Term of this Agreement, Seller agrees [confidential] ("the Producer") if, [confidential] is executed, the Producer [confidential]:

                  i. In the [confidential] months preceding the [confidential] date of [confidential], more than [confidential] of the Producer's total revenues derived from sales of [confidential] manufactured by the Producer in [confidential].

                  ii. In the [confidential] months preceding the [confidential] date of [confidential], more than $[confidential] million in Producer's revenues derived from [confidential] manufactured by Producer [confidential].

                  iii. During the first [confidential] years of this Agreement, the [confidential] price [confidential] net of discounts and incentives is [confidential] the prevailing [confidential].

            b. In [confidential], Seller [confidential] of Pulp [confidential] this Agreement [confidential] any facility


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                                                                    CONFIDENTIAL



[confidential] of Buyer, which facility is located in [confidential].

     14.      Seller's Representations and Warranties

     Seller represents and warrants that:

              a. It is a corporation duly organized, validly existing, and in good standing under the laws of the State of Georgia. Seller has all requisite corporate power and authority to enter into and perform this Agreement.

              b. This Agreement and the transaction contemplated hereby have been authorized by Seller; and this Agreement has been duly executed and delivered by Seller and constitutes legal, valid and binding obligations of Seller, enforceable against Seller in accordance with its terms, subject, however, to applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting creditors' rights generally and except as the enforceability thereof may be limited by general principles of equity (regardless whether considered in a proceeding in equity or at law).

              c. The execution, delivery, and performance by Seller of this Agreement and the transactions contemplated hereby do not (i) violate or conflict with any provision of Seller's certificate of incorporation or bylaws,
(ii) violate or constitute a default under any agreement or instrument to which Seller is a Party or by which Seller is bound, which violation will have a material and adverse effect on Seller's ability to perform it obligations hereunder, (iii) violate any existing statute or law or any judgment, decree, order, regulation or rule of any court or governmental authority applicable to Seller, which violation will have a material and adverse effect on Seller's ability to perform its obligations hereunder.

              d. There are no judicial or administrative actions, proceedings or investigations (including, without limitation, bankruptcy, reorganization or insolvency actions, proceedings or investigations) pending or, to Seller's knowledge, threatened, that (i) challenge the validity of this Agreement or the transactions contemplated hereby, (ii) seek to restrain or prevent any action taken or to be taken by Seller in connection with this Agreement, or (iii) if adversely determined, would have


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

                                                                    CONFIDENTIAL



a material and adverse effect upon Seller's ability to perform its obligations hereunder.

              e. Seller is not in, and has not received notice of the existence of, any default under any transportation, purchase or other agreement material to Seller's performance under this Agreement, nor is there existing any event or circumstance that, to Seller's knowledge, with notice or lapse of time or both would give rise to a default on the part of Seller thereunder.

     15.      Buyer's Representations and Warranties

     Buyer represents and warrants that:

              a. It is a corporation duly organized, validly existing, and in good standing under the laws of the State of Georgia. Buyer has all requisite corporate power and authority to enter into and perform this Agreement.

              b. This Agreement and the transaction contemplated hereby have been authorized by Buyer; and this Agreement has been duly executed and delivered by Buyer and constitutes legal, valid and binding obligations of Buyer, enforceable against Buyer in accordance with its terms, subject, however, to applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting creditors' rights generally and except as the enforceability thereof may be limited by general principles of equity (regardless whether considered in a proceeding in equity or at law).

              c. The execution, delivery, and performance by Buyer of this Agreement and the transactions contemplated hereby do not (i) violate or conflict with any provision of Buyer's certificate of incorporation or bylaws,
(ii) violate or constitute a default under any agreement or instrument to which Buyer is a Party or by which Buyer is bound, which violation will have a material and adverse effect on Buyer's ability to perform it obligations hereunder, (iii) violate any existing statute or law or any judgment, decree, order, regulation or rule of any court or governmental authority applicable to Buyer, which violation will have a material and adverse effect on Buyer's ability to perform its obligations hereunder.

              d. There are no judicial or administrative actions, proceedings or investigations (including, without

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

                                                                    CONFIDENTIAL




limitation, bankruptcy, reorganization or insolvency actions, proceedings or investigations) pending or, to Buyer's knowledge, threatened, that (i) challenge the validity of this Agreement or the transactions contemplated hereby, (ii) seek to restrain or prevent any action taken or to be taken by Buyer in connection with this Agreement, or (iii) if adversely determined, would have a material and adverse effect upon Buyer's ability to perform its obligations hereunder.

              e. Buyer is not in, and has not received notice of the existence of, any default under any transportation, purchase or other agreement material to Buyer's performance under this Agreement, nor is there existing any event or circumstance that, to Buyer's knowledge, with notice or lapse of time or both would give rise to a default on the part of Buyer thereunder.

     16.      Indemnification

              a. By Seller: Seller shall defend, indemnify and hold Buyer harmless from and against (i) any and all claims, liabilities, costs or damages (including reasonable attorneys' fees), other than consequential or similar damages, arising out of any claims, demands or judgments for personal injury or death or property damage arising out of or resulting from the performance or non-performance by Seller of Seller's delivery obligation this Agreement, except to the extent that such claims, liabilities, costs or damages are caused by the negligence (sole or concurrent) of Buyer, its agents and employees, and (ii) any and all claims, liabilities, costs or damages (including reasonable attorneys' fees), other than consequential or similar damages, arising out of any claims, demands or judgments for personal injury or death or property damage arising out of material non-conformance of Pulp with the typical specifications set forth in Exhibit B.

              b. By Buyer: Buyer shall defend, indemnify and hold Seller harmless from and against any and all claims, liabilities, costs or damages (including reasonable attorney's fees), other than consequential or similar damages, arising out of any claims, demands or judgments for personal injury or death or property damage arising out of or resulting from the performance or non-performance of this Agreement or caused by Buyer's products which incorporate the Pulp, except to the extent that such claims, liabilities, costs or damages are caused by negligence (sole or concurrent) of Seller, its agents or employees. As to any claim made by Seller hereunder, Buyer expressly waives any defenses,


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                                                                    CONFIDENTIAL



reduction in or release of or from liability or immunity from suit with respect to injuries to Buyer's employees which may be extended to Seller as a result of any payments made by Buyer to such employees or under any applicable workers' compensation statute or similar law or judicial decision.

     17.      Termination

     Either party may terminate this Agreement without penalty or other expense upon the occurrence of any of the following events:

              a. The filing of a bankruptcy petition against or by the other party, which is not dismissed within 60 days of filing, for relief under any state insolvency law or under the U.S. Federal Bankruptcy Code;

              b. The appointment of a receiver, trustee or liquidator for all or substantially all of the other party's assets; or

              c. An assignment by the other party for the benefit of its creditors.

     In such event, the party entitled to terminate the Agreement under this
Section 17 may do so upon five (5) business days' written notice, and the other party will be liable for the liquidated damages under Section 9 of this Agreement as of the effective date of such termination.

     18.      Termination (Other)

              a. In the event that at any time during the Term of this Agreement, Seller or Buyer or both parties make application to any relevant regulatory body for any clearance, exclusion or exemption from any competition or similar law and such application is denied or issued with conditions deemed by either party to be materially commercially burdensome, either party may terminate this Agreement with five business days written notice to the other party without penalty or expense. In the event any such application is made, Seller and Buyer will cooperate to the extent permitted by law to obtain such clearance, exclusion or exemption as quickly as possible.

                                                                    CONFIDENTIAL




              b. This Section 18 shall terminate and be of no further force and effect

                     i. if such clearance, exclusion or exemption is granted without condition, on the date of issuance thereof; or

                     ii. if such clearance, exclusion or exemption is granted with conditions, on the date which is thirty (30) days after the date of issuance thereof if this Agreement has not been terminated by either party prior to such date;

provided that, if such conditions or clearance, exclusion or exemption requires subsequent application therefor to be made, or either party, in its reasonable judgment, due to such conditions, deems a subsequent application advisable (either such case, a "Refiling Condition") (A) neither party may terminate this Agreement pursuant to this subsection (ii) on the basis of such Refiling Condition and (B) the terms of this Section 18 shall apply in respect of each such subsequent application.

     19.      Dispute Resolution

              a. Each party will advise the other party hereto in writing of any dispute controversy or claim ("Claim") hereunder promptly upon the occurrence thereof ("Claim Notice"). The parties will attempt in good faith to resolve any Claim arising out of or relating to this Agreement promptly by negotiations between representatives and senior executives of the parties who have authority to settle the Claim. If a Claim should arise, Vice President of Seller or Director of Fluff Pulp Sales in the Pulp, Bleached Board & Logistics Division of Seller, and Vice President of Buyer, or their respective successors in the positions they now hold (herein called the "Project Managers"), will meet at least once and will attempt to resolve the Claim within fourteen days of the date of any such Claim Notice. Either Project Manager may request the other to so meet within fourteen days, at a mutually agreed time and place.

              b. If the Claim has not been resolved within twenty days of their first meeting, or if either Project Manager will not meet within the fourteen-day period referred to above, the Project Managers shall refer the Claim to senior executives, who do not have direct responsibility for administration of this Agreement (herein called "the Senior Executives"). Thereupon, the Project

                                                                    CONFIDENTIAL




Managers shall promptly prepare and exchange memoranda stating (a) the issues in dispute and their respective position, summarizing the evidence and arguments supporting their position, and the negotiations which have taken place, and attaching relevant documents, and (b) the name and title of the Senior Executive who will represent that party. The Senior Executives shall meet for negotiations at a mutually agreed time and place within fourteen days of the end of the twenty-day period referred to above, and thereafter as often as they reasonably deem necessary to exchange relevant information and to attempt to resolve the Claim.

              c. If the Claim has not been resolved within thirty days of the meeting of the Senior Executives, or if either party will not meet within thirty days of the end of the twenty-day period referred to in the preceding paragraph, the parties will attempt in good faith to resolve the Claim by mediation in accordance with the American Arbitration Association Commercial Mediation Rules as in effect from January 1992 (the "Rules"). There shall be one mediator chosen by the parties. If the parties are not able to agree upon a mediator within ten
(10) days, the sole mediator shall be selected by the American Arbitration Association in accordance with the Rules. The place of mediation shall be Atlanta, Georgia. Each party shall bear its own legal and other costs incurred by it, but the cost of mediation, to be specified in accordance with the Rules shall be allocated to by the mediator. The mediator shall not have authority to apportion (equally or otherwise) the legal or other costs, including attorneys fees, incurred by the parties themselves. The Claim which is the subject of the mediation shall be resolved in accordance with and on the basis of the substantive laws (not including the conflicts of laws rules) of the State of Georgia. If the mediation is successfully concluded, the parties shall enter into a settlement agreement setting forth the terms thereof and the settlement of the Claim. Such settlement agreement shall be final and binding on the parties, each of which agrees to waive any right of appeal thereon. Judgment may be entered in relation to the settlement agreement in any court of competent jurisdiction.

              d. If the Claim has not been resolved pursuant to the aforesaid mediation procedure within 60 days of the commencement of such procedure, or if either party will not participate in a mediation, either party may initiate litigation regarding such Claim upon a 30-day written notice to the other party.


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

                                                                    CONFIDENTIAL



              e. Any deadline specified in this Section may be extended by mutual agreement.

              f. The procedures specified in this Section shall be the sole and exclusive procedures for the resolution of any Claim between the parties arising out of or relating to this Agreement; provided, however, that a party may seek a preliminary injunction or other preliminary judicial relief if in its judgment such action is necessary to avoid irreparable damage. Despite such action the parties will continue to participate in good faith in the procedures specified in this Section. All applicable statutes of limitation shall be tolled while the procedures specified in this Section are pending. The parties will take such action, if any, required to effectuate such tolling.

     20.      Notices

     All notices or other communications required under this Agreement shall be in writing and shall be deemed to have been given when delivered by hand, transmitted by facsimile (effective upon receipt of a confirmation showing transmission to the correct facsimile number), or by overnight courier (effective upon delivery when sent to the correct address), or by prepaid mail (effective three [3] days following mailing to the correct address) addressed to:

              Seller:

              Georgia-Pacific Corporation
              55 Park Place
              Atlanta, Georgia 30303
              Fax: 404-230-7778
              Attention: Director, Fluff Pulp Sales

              Buyer:

              INBRAND Corporation
              1169 Canton Road
              Marietta, Georgia 30066
              Fax: 770-419-1191
              Attention: Chief Executive Officer

       Either party may change its address by notice to the other party.


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

                                                                    CONFIDENTIAL


     21.      Waiver

     Failure by either party to enforce, at any time, any term or condition of this Agreement will not constitute, nor will it be construed as, a waiver of that party's right thereafter to enforce each and every term of the Agreement.

     22.      Severability

     If for any reason any provision of this Agreement is invalid, illegal or unenforceable, such provisions shall be deemed severed from the other provisions of this Agreement and all remaining provisions shall nevertheless remain in full force and effect.

     23.      Choice of Laws

     This Agreement shall be construed and interpreted under, and the respective rights and duties of the parties shall be governed by the laws of the State of Georgia (excluding any conflicts of laws rules, if any, which would mandate the application of laws other than the laws of State of Georgia). Any legal action or proceeding arising out of this Agreement or any Claim shall be brought in the federal or state courts of Georgia and each party hereby consents, for itself and in respect of its property, to the jurisdiction of such courts.

     24.      Entire Agreement

     This Agreement and the attached Exhibits constitute the entire agreement between the parties with respect to the sale and purchase of Pulp. This Agreement supersedes any and all previous agreements, negotiations or other understandings of the parties with respect to sales and purchases for which orders are placed on and after May 1, 1996. This Agreement may be modified or amended only by a written agreement signed by each of the parties.

     25.      Construction

     This Agreement has been negotiated and jointly drafted by the parties. It shall therefore be interpreted in accordance with the plain meaning of its terms and not construed for or against either of the parties.

                                                                    CONFIDENTIAL




     IN WITNESS WHEREOF, the parties have executed this Agreement, as of the date first written above.

GEORGIA PACIFIC CORPORATION                             INBRAND CORPORATION


By:                                                     By:
   -------------------------                               --------------------
   Senior Vice President                                   Chairman & CEO

                                                                    CONFIDENTIAL



                                      EXHIBIT A


1.     Additional Tonnage

       a. [confidential]

2. Option Tonnage - At anytime before [confidential], Buyer shall have the option to purchase additional tons of Pulp (the "Option Tonnage") on either of the following terms:

            Option 1: Seller shall supply and Buyer shall take or pay for up to [confidential] ADMT/Month, at the prevailing Agreement price for Pulp set forth in paragraphs [confidential] of this Agreement, for [confidential] months after exercise; or

            Option 2: Seller shall supply and Buyer shall take or pay for up to [confidential] ADMT/Month, at the prevailing Agreement price for Pulp set forth in paragraphs [confidential] of this Agreement, for [confidential] years after exercise of the option. This Option 2 may effectively extend the Agreement term beyond [confidential] for the Option Tonnage.

If Buyer wishes to elect either of the foregoing options, it must advise Seller in writing of such election before [confidential].

                                                                    CONFIDENTIAL



                                      EXHIBIT B

                             PRODUCT SPECIFICATIONS

                                 [Confidential]

                                                                    CONFIDENTIAL




                                   EXHIBIT C

                         THEORETICAL PRICE ADJUSTMENTS

                                 [Confidential]

                                                                    CONFIDENTIAL



                                      EXHIBIT D

                  Liquidated Damages Theoretical Calculations

                                 [Confidential]